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Exhibit 10.2

November 5, 2001

Mr. Raymond V. Dittamore
[address]

Re:    Board Compensation

Dear Ray:

    Welcome to the Board of Directors of Invitrogen Corporation. The purpose of this letter is to outline the terms and conditions of your Board Compensation Package.

1.
Annual Retainer for Board Service. You will be entitled to receive an annual retainer of $20,000. This retainer is prorated based upon the number of days between July 19, 2001 (the date you joined the Board of Directors) and the date of the annual Stockholders Meeting. (Because such date for next year is not yet determined, the date used for this calculation is the date of such meeting last year, which was April 26). For the calendar year ending December 31, 2001, you will be entitled to receive $15,452.05, which will become due and payable to you on January 15, 2002.

2.
Retainer for Committee Chair. You will be serving as the chairperson of the Audit Committee. Accordingly, you will be entitled to a $4,000 annual retainer, which will be prorated based on the number of days between July 25, 2001 (the date you became Audit Committee Chair) and the date of the annual Stockholders Meeting. For the calendar year ending December 31, 2001, you will be entitled to receive $3013.69, which will become due and payable to you on January 15, 2002.

3.
Stock Options. You received an initial grant of an option to purchase 10,000 shares of the Company's Common Stock and will be entitled to receive annual grants of options to purchase 10,000 shares of the Company's Common Stock, in accordance with Section 6.5 of the Invitrogen Corporation 1997 Stock Option Plan.

    Again, welcome to the Board of Directors. If you have any questions regarding the compensation or the Board Compensation Package, please let me know.

                      Very truly yours,

                      /s/ John A. Cottingham

                      John A. Cottingham
                      Vice President, General Counsel and Secretary

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  Exhibit 10.2